EXHIBIT 24.1

POWER OF ATTORNEY

The undersigned directors and/or officers of NexMed, Inc. (the “Corporation”) hereby appoint Vivian H. Liu and Mark Westgate, and each of them severally, as their true and lawful attorneys-in-fact:

(i) to execute, in their names and capacities as directors and/or officers of the Corporation, one or more registration statements on Form S-3, and all exhibits, amendments and supplements thereto and any related documents, to register the resale of shares of the Corporation’s common stock (the “Common Stock”), 130% of the number of shares of Common Stock issuable upon full conversion of Convertible Notes purchased from the Corporation pursuant to the Purchase Agreement dated as of June 30, 2008, and all of the shares of Common Stock issuable upon exercise of the Warrant purchased from the Corporation pursuant to the Binding Commitment for Credit Line dated as of May 12, 2008, and

(ii) to file, in the name and on behalf of the Corporation, such registration statements, exhibits, amendments, supplements and documents with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

This Power of Attorney automatically ends as to each appointee upon the termination of his or her service with the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this instrument on July 24, 2008.

/s/ Richard J. Berman	/s/ Leonard A. Oppenheim
Richard Berman	Leonard A. Oppenheim

/s/ Arthur D. Emil	/s/ David S. Tierney
Arthur D. Emil	David S. Tierney

/s/ Vivian H. Liu	/s/ Martin R. Wade, III
Vivian H. Liu	Martin R. Wade, III

/s/ Mark Westgate
Mark Westgate